DAVID GOMACH, FORMER CFO OF CHICAGO MERCANTILE EXCHANGE,
JOINS MARKETAXESS BOARD OF DIRECTORS

NEW YORK, March 3, 2005 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, announced today that former Chicago Mercantile Exchange (CME) Chief Financial Officer David Gomach has joined the company’s board of directors. Mr. Gomach was also appointed to the company’s audit committee

“David is a true industry veteran bringing a wide range of experience in the areas of derivatives, corporate finance and accounting. He has proven himself as a leader who can successfully build and grow a company and we welcome him to the MarketAxess board of directors,” said Richard M. McVey, Chairman and CEO of MarketAxess.

Mr. Gomach, 46, held numerous positions during more than 17 years with the CME, most recently serving as managing director and Chief Financial Officer between 1997 and 2004. Among other accomplishments, he was instrumental in leading the CME through its successful IPO in 2002 and subsequent secondary offerings. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. He is a certified public accountant.

With the addition of Mr. Gomach, the MarketAxess board now has nine directors, six of whom are independent according to Nasdaq listing standards. Additional information about MarketAxess’ Board of Directors and corporate governance policies can be found on the company’s Web site at www.marketaxess.com.

About MarketAxess

MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 500 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, crossovers, European high-grade corporate bonds, agency securities and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Deutsche Bank Securities, DZ Bank, FTN Financial, Goldman Sachs, HSBC, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch,

Morgan Stanley, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.

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Contacts:

Media Relations

Andy Nybo MarketAxess Holdings Inc. (212) 813-6246	Melissa Kanter Edelman (212) 704-8261

Investor Relations

Eric Scro MarketAxess Holdings Inc. (212) 813-6007	Michele Loguidice Edelman (212) 704-8243